Exhibit 99.6

    INVESTOR DAY 2022  1  Green HiPo IPCEI Hydrogen Technology Project  Nora Gourdoupi Ph.D. / SVP, Corporate Business Development

 Advent’s Green HiPo is a key IPCEI Hydrogen Technology Project  2  Green HiPo  IPCEI (Important Projects of Common European Interest) Hydrogen Technology is an EU initiative to achieve:  Europe’s energy and climate targets, in line with the Paris Agreement  economic growth and maintaining the competitiveness of the EU industry and economy  the technological and energy autonomy of the EU  The EU is targeting a scale-up of electrolyser capacity of up to 400GW in 2030. This corresponds to 10 million tons of renewable-produced hydrogen.   REPowerEU (8th March, 2022) is a recent EU initiative to reduce the dependence of Europe on external energy markets and augments the IPCEI Hydrogen Technology initiative.

 Any Fuel. Anywhere.  3  Advent in collaboration with strategic partners is aiming to provide a modular and versatile solution that is suited for scale-up and serial production. Through Green HiPo, Advent is aiming to produce electrolysers of total capacity 1.5GW over 6 years in Western Macedonia, Greece.   Green Hydrogen can play a major role alongside electricity generation in future low-carbon economies, with the versatility to provide mobility, power system, heat and industrial services.  Advent Green HiPo: Electrolysers can be used for the production of green hydrogen  Green HiPo

 Electrolysers: Off Takers and Applications  4  Green HiPo  https://www.iberdrola.com/documents/20125/1226064/Infographic_Applications_Green_Hydrogen.pdf/  50f3a85c-5008-e2c7-71a4-27233c9ce93f?t=1639123929915   Green hydrogen will be a key element in the decarbonization of the planet and will have an impact on numerous industries and sectors.  PETROCHEMICAL INDUSTRY  TRANSPORT  AGRICULTURE  CHEMICAL INDUSTRY  OTHER INDUSTRIES  HEAT & COLD  RENEWABLE ENERGIES  ELECTROLYSER

 Any Fuel. Anywhere.  5  The global installed capacity of solar PV could rise six-fold by 2030 (2,840GW) and is forecast reach 8,519GW by 2050 compared to installations in 2018 (480 GW).  This represents a CAGR of nearly 9% up to 2050.  Green hydrogen produced from solar PV/electrolyser combination is a significant opportunity.   Rapid Growth in Solar PV  Source: FUTURE OF SOLAR PHOTOVOLTAIC, IRENA  Green HiPo  Installations to 2050  43%  CAGR 2000-18  8.9%  CAGR 2019-50  Historical  Projections  CUMULATIVE INSTALLED CAPACITY (GW)  480  (2018)  2,840  (2030)  8,519  (2050)

 Any Fuel. Anywhere.  Advent Green HiPo: Fuel cells for CHP & mobility markets  Green HiPo  5  THROUGH GREEN HiPo, ADVENT WILL MANUFACTURE FUEL CELL SYSTEMS OF TOTAL POWER OUTPUT 120MW WITHIN AN INITIAL PERIOD OF 6 YEARS.   SEAMLESS, CONSISTENT GENERATION OF CLEAN POWER AND HEAT  TIES IN WITH THE LARGE DOMESTIC H2 INFRUSTRUCTURE PROJECTS  IDEAL FOR MOBILITY MARKET  UNIQUE FOR THE GREEK MARKET  CONTRIBUTE TO THE NATIONAL GOAL FOR ENERGY TRANSITION TO CLEAN ENERGY

 Fuel cells are targeting several sectors (heavy duty mobility, maritime and aviation, stationary and energy-to-hydrogen), having competitive advantages over other alternatives  Green HiPo  Fuel cells: Off takers and applications  BATTERY EV   OFF-GRID & PORTABLE   TRUCKS, BUSES AVIATION  100 kWh  MWh  MWh-GWh  4hrs  8hrs  12+hrs  days  Autonomy  P2X, CHP & MARINE  HEAVY-DUTY MOBILITY   ENERGY: GRID POWER H2 (PURE) H2 (PURE, REFORMED, LOHC), METHANOL, E-FUELS, NATURAL GAS)    COMPETITION: LI-ION LOW-TEMPERATURE PEM SOFC/MCFC  7